SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    Form 15

         Certification and Notice of Termination of Registration under

            Section 12(g) of the Securities Exchange Act of 1934 or
              Suspension of Duty to File Reports Under Section 13
               and 15(d) of the Securities Exchange Act of 1934.


                              Commission File Number 33-63714-90



                                  CWMBS, Inc.
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            (Exact name of Registrant as specified in its charter)

                               4500 Park Granada
                  Calabasas, California 91302 (818) 225-3000
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         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

          CWMBS, Inc., Residential Asset Securitization Trust 1999-A3
               Mortgage Pass-Through Certificates, Series 1999-C
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           (Title of each class of securities covered by this Form)

                                     None
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             (Titles of all other classes of securities for which
                 a duty to file reports under Section 13(a) or
                                15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

                  Rule 12g-4(a)(1)(i)  [ ]    Rule 12h-3(b)(1)(ii) [ ]

                  Rule 12g-4(a)(1)(ii) [ ]    Rule 12h-3(b)(2)(i)  [ ]

                  Rule 12g-4(a)(2)(i)  [ ]    Rule 12h-3(b)(2)(ii) [ ]

                  Rule 12g-4(a)(2)(ii) [ ]    Rule 15d-6           [X]

                  Rule 12h-3(b)(1)(i)  [ ]

         Approximate number of holders of record as of the certification or notice date:4

         Pursuant to the requirements of the Securities Exchange Act of 1934, CWMBS, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.




DATE:   January 27, 2000                        BY:  /s/ Celia Coulter
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                                                           Celia Coulter
                                                            Vice President